NEWS RELEASE

February 7, 2006

FOR IMMEDIATE RELEASE

CONTACT: Andy L. Nemeth

PATRICK INDUSTRIES, INC.

REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Elkhart, Indiana - - - - - - - Paul E. Hassler, President and Chief Executive Officer, today announced increased net sales and operating results for the fourth quarter and year ending December 31, 2005. Net sales for the fourth quarter of 2005 increased $6.9 million, or 9.0%, from $77.0 million in the fourth quarter of 2004 to $83.9 million in the fourth quarter of 2005. Year to date net sales increased $21.8 million, or 7.2%, from $301.6 million in 2004 to $323.4 million in 2005. Operating income increased $2.3 million, from a break-even in the fourth quarter of 2004 to $2.3 million in the fourth quarter of 2005 and increased $2.2 million year to date, from $1.6 million in 2004 to $3.8 million in 2005. Net income increased $1.3 million, or $.27 per share in the fourth quarter, from a loss of $0.1 million, or $.02 per share in 2004, to income of $1.2 million, or $.25 per share in 2005. Year to date net income increased $0.8 million, or $.17 per share, from $0.6 million, or $.13 per share in 2004, to $1.4 million, or $.30 per share in 2005. Receivables increased from period to period as a result of the increased activity and inventory levels held constant. Mr. Hassler said, “After several years of relatively flat financial performance, we are happy to report our strongest operating results since 1999. We are pleased with the increased contribution as a result of the increased revenues in the fourth quarter. The surge in demand in the Manufactured Housing and Recreational Vehicle industries for temporary housing related to damage from the hurricanes in the Southeast helped to propel the Company’s sales levels over the break-even point which we had been operating at most of this year.”

The Manufactured Housing and Recreational Vehicle industries, which represent approximately 74% of the Company’s sales, experienced a temporary increase in shipment levels in the fourth quarter due to the increased FEMA demand. While December 2005 data was not available at the time of this release, Manufactured Housing shipments increased approximately 35% and 46% for the months of October and November, respectively, and Recreational Vehicle shipments increased approximately 5% and 26%, respectively, for the same periods. The Company estimates additional sales volume related to the disaster relief of approximately $6.0 million. Mr. Hassler said, “The results in the fourth quarter are a reflection of a complete team effort. Our size, national presence, valued customer, supplier and employee relationships, available capacity, and our ability to be able to react very quickly to our customers changing needs proved invaluable as we met both our normal demand requirements and the incremental disaster relief business needs as well.”

Mr. Hassler further noted, “Our efforts to increase penetration into the Industrial and other markets continues and we are making progress on diversifying our customer base. The Company is structured to increase revenues in all market sectors that we serve without adding significant incremental fixed costs, and we remain diligent in our efforts to operate a lean organization. We are constantly looking for opportunities to improve efficiencies and reduce fixed overhead. As we head into 2006 and it is unclear whether or not there will be any more demand for FEMA related units, we are focused on hitting the targets set out in our strategic plan, growing market share, maximizing capacity utilization, identifying and pursuing quality acquisitions, and increasing shareholder value.”

Patrick Industries, Inc. is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, Kitchen Cabinet, Home and Office Furniture, Fixture and Commercial Furnishings, Marine, and other Industrial markets, and operates coast to coast in thirteen states.

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PATRICK INDUSTRIES, INC.

UNAUDITED FINANCIAL HIGHLIGHTS

INCOME STATEMENT
	THREE MONTHS ENDED		TWELVE MONTHS ENDED
		DECEMBER 31	DECEMBER 31
	2005	2004	2005	2004

Net sales	$ 83,893,000	$ 76,961,000	$323,400,000	$301,555,000
Cost of goods sold	73,346,000	68,625,000	285,260,000	265,675,000
Warehouse and delivery expenses	3,571,000	3,501,000	13,904,000	13,719,000
Selling, general, and administrative expenses	4,645,000	4,826,000	20,400,000	20,489,000
Operating income	2,331,000	9,000	3,836,000	1,672,000
Interest expense, net	301,000	184,000	1,396,000	671,000
Income (loss) before income taxes	2,030,000	(175,000)	2,440,000	1,001,000
Income taxes (credit)	852,000	(76,000)	1,016,000	400,000

NET INCOME (LOSS)	$1,178,000	$(99,000)	$1,424,000	$601,000

INCOME (LOSS) PER COMMON SHARE	$.25	$(.02)	$.30	$.13

Weighted average shares outstanding	4,806,945	4,744,900	4,773,882	4,703,671

BALANCE SHEET
DECEMBER 31
	2005	2004

CURRENT ASSETS
Cash and cash equivalents	$1,077,000	$83,000
Trade receivables, net	20,339,000	16,720,000
Inventories	33,936,000	34,344,000
Prepaid expenses	498,000	951,000
Deferred tax assets	1,141,000	1,658,000
Total current assets	56,991,000	53,756,000

PROPERTY AND EQUIPMENT, NET	39,674,000	35,643,000

OTHER ASSETS	3,065,000	2,976,000

TOTAL ASSETS	$99,730,000	$ 92,375,000

CURRENT LIABILITIES
Current maturities of long-term debt	$2,628,000	$3,671,000
Short-term borrowings	- - -	7,300,000
Accounts payable and accrued liabilities	14,876,000	13,886,000
Income taxes payable	40,000	129,000
Total current liabilities	17,544,000	24,986,000

LONG-TERM DEBT, LESS CURRENT MATURITIES	16,472,000	4,100,000

DEFERRED LIABILITIES	3,034,000	2,549,000

SHAREHOLDERS' EQUITY	62,680,000	60,740,000

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$99,730,000	$ 92,375,000